                        [NATIONWIDE FINANCIAL LETTERHEAD]




EXHIBIT 99.1
------------

INVESTOR CONTACT:
-----------------
Kevin G. O'Brien
AVP, Investor Relations
614 677-5331

MEDIA CONTACT:
--------------
Bryan L. Haviland
Public Relations Officer
614 677-7767

OCTOBER 24, 2001

                   NATIONWIDE FINANCIAL REPORTS THIRD QUARTER
                      OPERATING EARNINGS OF $0.82 PER SHARE
              NET FLOWS REMAIN STRONG ACROSS ALL BUSINESS SEGMENTS

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the third quarter 2001. Highlights include the following:

     - Net operating income, which excludes after-tax net realized investment gains/losses, declined 11 percent to $106.1 million or $0.82 per diluted share from the third quarter a year ago. Net operating income for the third quarter 2000 was $118.6 million or $0.92 per diluted share.

     - Net income for the quarter was $132.6 million or $1.03 per diluted share, a 13 percent increase compared to $116.7 million or $0.91 per diluted share a year ago. During the quarter, a net gain of $28.9 million was realized upon the reduction of an interest in a real estate partnership investment.

     - Operating revenues of $790.3 million for the third quarter declined 2 percent compared to $804.2 million reported a year ago.

     - Total sales of $3.9 billion in the quarter were flat compared to a year ago and declined 7 percent from the second quarter of 2001. Sales from brokerage firms increased 95 percent compared to a year ago, as continued strong production through Waddell & Reed Financial, Inc. boosted results for this channel. In the financial institutions channel, sales increased 9 percent over the prior year, as fixed annuity growth accelerated in the quarter. Sales through Nationwide Retirement Solutions reached $666 million in the quarter, a 14 percent increase from a year ago.

     - Operating return on equity of 13.5 percent for the quarter, compared to 17.3 percent a year ago.

     - Customer funds managed and administered totaled $107.3 billion at quarter end, down 7 percent from the $115.8 billion reported a year ago and 6 percent lower than the second quarter of 2001.

     - The individual variable annuity surrender rate, adjusted for internal exchanges, was 10.6 percent for the quarter, flat compared to second quarter of 2001.

                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 2

"The declines in both the equity markets and interest rates continue to create a challenging earnings environment for our retirement savings franchise," said W.G. Jurgensen, chief executive officer. "While our earnings in the quarter were lower than our long term goals, our size and sustainable competitive advantages will allow us to weather this tough environment and emerge as a stronger, better positioned company when the market environment stabilizes."

SEGMENT RESULTS

Nationwide Financial reports its results in four business segments: individual annuity, institutional products, life insurance and asset management. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

     - Pre-tax operating earnings for the quarter were $54.2 million, down from the $70.3 million reported a year ago.

     - Revenues of $272.9 million decreased 1 percent, compared to $274.7 million a year ago.

     - Net flows, or sales net of withdrawals, of $924.9 million in the quarter improved 38 percent compared to $669.3 million reported a year ago.

     - Assets ended the quarter at $38.2 billion, down from $43.7 billion at year-end

The continued slide in equity markets further dampened revenue and asset growth in the individual variable annuity business in the quarter. Policy charges of $120.6 million in the quarter were down 18 percent from a year ago due to a 16 percent drop in average separate account balances. During the quarter, separate account balances declined $4.6 billion bringing the year to date decline to $7.7 billion, or 19 percent, due to market depreciation. The declining interest rate environment pressured revenue growth in the individual fixed annuity business in the quarter. Interest spread on average general account balances declined to 175 basis points in the quarter compared to 223 basis points reported a year ago and 179 basis points in the second quarter. Lower amortization of deferred acquisition costs, partially offset by higher general operating expenses, helped offset the lower revenue growth.

Total individual annuity sales of $1.9 billion were 5 percent ahead of a year ago, but down 8 percent compared to the second quarter of 2001. Individual variable annuity sales declined 19 percent from a year ago, and 17 percent from the second quarter of 2001 as the sales environment remained challenging due to the continued equity market decline. Individual fixed annuity products reported another solid quarter of growth with sales of $579.2 million, more than triple the amount reported a year ago as investors continue to be attracted to guaranteed return investment products.

                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 3

"During this turbulent market we continue to focus on what we do best, which is expanding our distribution network and providing the top-quality service our business partners and customers expect," said Joseph J. Gasper, president and chief operating officer. "As a result, we've increased both market share and cash flows in nearly every area of our business. This puts us in a prime position to return to more robust growth rates once the equity markets improve."

                             INSTITUTIONAL PRODUCTS

     - Pre-tax operating earnings for the quarter were $49.4 million, down from the $58.3 million reported a year ago.

     - Revenues were $276.4 million, down 6 percent compared to the $293.0 million reported in the year ago quarter.

     - Net flows, or sales net of withdrawals, of $516.6 million decreased 5 percent compared to a year ago and increased 36 percent from the second quarter of 2001.

     - Assets totaled $47.2 billion at quarter end, flat compared to year-end.

This segment, much like the individual annuity segment, was impacted by the continued slide in equity markets and the current lower interest rate environment. Average separate account balances declined 21 percent from the prior year, helping to contribute to the 31 percent decline in policy charges. The shift in business mix from a bundled product offering to administration only business also contributed to lower revenues. A renewed interest in fixed investment options coupled with growth in our medium-term note program helped boost general account assets higher, as average general account assets were 14 percent higher than a year ago. However, the impact of higher asset levels was offset by declining yields which drove interest spread to 179 basis points for the quarter, a decline from 197 basis points reported a year ago and 185 basis points in the second quarter of 2001.

Sales of institutional products were $1.7 billion in the quarter, a modest decline from a year ago and second quarter of 2001. Private sector pension plan sales of $1.0 billion during the quarter were 13 percent lower than reported a year ago and 3 percent lower than the second quarter of 2001. The weak equity markets and current economic conditions continue to have a negative impact on production. Public sector pension plan sales were flat with the second quarter of 2001 and grew 15 percent from a year ago. Premium flow from the State of California retirement program helped boost current quarter production.






                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 4

                                 LIFE INSURANCE

     - Third quarter pre-tax operating earnings were $44.8 million, an increase of 10 percent from a year ago.

     -    Revenues of $203.6 million were 8 percent higher than a year ago.

     - Investment life in-force reached $36.9 billion, a 20 percent increase over the prior year.


Investment life continued to be the driver for both revenue and earnings growth for this segment. Revenues for investment life increased 16 percent from the prior year, propelled by the growth in cost of insurance charges on the growing block of in-force business. Higher amortization of deferred acquisition costs and benefits expenses partially offset these higher revenues. Pre-tax operating earnings were $26.5 million for investment life, or 18 percent higher than the prior year amount of $22.5 million. Traditional life insurance pre-tax operating earnings of $18.3 million were flat with the prior year.

Sales for the life insurance segment declined during the quarter to $255.1 million, compared to $367.9 million reported a year ago. The weak economic climate has had a sharp impact on sales of corporate-owned life insurance, as fewer businesses are creating new employee benefit programs. In the individual markets, our business mix in the quarter shifted to smaller average size contracts, reflecting the continued confusion surrounding estate tax planning as well as weak equity markets.

                                ASSET MANAGEMENT

     - Pre-tax operating earnings of $3.1 million were up sharply from the $1.2 million reported a year ago.

     -    Revenues of $30.1 million were flat with the prior year.

     - Assets under management were $25.3 billion at quarter end, a 9 percent increase over the prior year.


Earnings for the asset management segment benefited from aggressive expense management as revenues remained level with the prior year. Operating expenses declined $2.5 million compared to a year ago reflecting management's focus on aggressively reducing expenses to offset the equity market impact on revenue growth.

Assets under management ended the quarter at $25.3 billion, up from $23.0 billion at year-end 2000. Total net flows of $1.6 billion in the quarter include net flows of $1.2 billion into money market and stable value funds, $213.0 million into bond funds, and $195.0 million into equity funds. Market depreciation of $1.4 billion in the quarter offset the strong net flows.

                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 5

BALANCE SHEET

Total assets at September 30, 2001 of $85.5 billion were down from $93.2 billion at year-end 2000. Included in the current period total assets were $54.6 billion in assets underlying variable annuities and variable life products held in separate accounts, down from $66.0 billion at year-end 2000.

Shareholders' equity was $3.5 billion, or $27.06 per share, at September 30, 2001 compared to $3.0 billion or $23.29 per share at year-end 2000. Excluding other comprehensive income, shareholders' equity was $24.79 per share at September 30, 2001 versus $22.40 per share at year-end 2000.

BUSINESS OUTLOOK
The following statements are forward-looking, based on current business conditions, and do not consider any potential financial impact from the proposed transaction with Provident Mutual Life Insurance Company. Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.

     - Should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent in the fourth quarter, earned evenly throughout the quarter, operating earnings per share for the full year 2001 would be within a range of $3.35 to $3.38.

     - For the full year 2002, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter, earned evenly throughout the year, operating earnings per share for the full year 2002 would be within a range of $3.25 to $3.50

     - Utilizing the same equity market assumptions noted above, revenue growth would be within a range of 0 to 2 percent for the full year 2001 and 6 to 8 percent for 2002.

     - Return on equity for the full year 2001 would be within a range of 14 to 15 percent, and 12 to 13 percent for the full year 2002.

     - Consistent with the realization of certain tax minimization strategies, our effective tax rate is expected to be no more than 26 percent for the fourth quarter of 2001 and the full year 2002.

                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 6


Our ability to meet the indicated outlook and expectations is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as still being Nationwide Financial's current expectations on matters covered, unless the company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

Management of Nationwide Financial will host a conference call on OCTOBER 25, 2001 AT 11:00 AM ET to discuss third quarter earnings. To listen to the call, dial (630) 395-0040 and enter conference code NFS. The call will also be broadcast live over the internet with a link available on the Company's web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company's web site within 48 hours.

QUIET PERIOD

Following the end of each quarter, Nationwide Financial has a quiet period when it no longer publishes or updates its current expectations and forecasts and company representatives will not comment concerning the Company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the fourth quarter of 2001 the quiet period will be JANUARY 14, 2002 through FEBRUARY 4, 2002.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide which owns 81.3 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 12th largest life insurer. To obtain investor materials, including the Company's 2000 annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.







                                     -more-

NFS REPORTS THIRD QUARTER 2001 EARNINGS -- 7


FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.8 percent of the combined voting power of all the outstanding common stock and approximately 81.3 percent of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, development of new product and/or changes to certain products and acceptance of the new and/or revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations, and (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.

                                      -30-


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                                                          EXHIBIT 1 TO THIRD QUARTER EARNINGS ANNOUNCEMENT
                                                          ------------------------------------------------


NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS
                                                               QUARTERS ENDED       NINE MONTHS ENDED
                                                                 SEPTEMBER 30          SEPTEMBER 30
(in millions, except for per share data)                       2001       2000       2001         2000
                                                           -----------------------------------------------
REVENUES
  Policy charges                                           $   244.2   $  285.1   $   768.8     $   824.1
  Life insurance and immediate annuity premiums                 59.4       51.7       189.9         180.7
  Net investment income                                        438.3      416.7     1,296.6       1,239.1
  Other income                                                  48.4       50.7       146.0         147.1
                                                           -----------------------------------------------
    TOTAL OPERATING REVENUES                                   790.3      804.2     2,401.3       2,391.0
                                                           -----------------------------------------------

BENEFITS AND EXPENSES
  Interest credited                                            318.2      292.4       930.1         878.1
  Life insurance and annuity benefits                           66.2       56.2       208.4         185.2
  Policyholder dividends                                         9.5        8.3        31.1          31.8
  Amortization of deferred policy
  Acquisition costs                                             85.5       91.0       265.2         263.0
  Other operating expenses                                     155.1      177.4       469.3         510.3
  Interest expense on debt and trust securities                 12.6       11.8        40.1          35.4
                                                           -----------------------------------------------
    TOTAL BENEFITS AND EXPENSES                                647.1      637.1     1,944.2       1,903.8
                                                           -----------------------------------------------

OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE             143.2      167.1       457.1         487.2

Federal income tax expense                                      37.1       48.5       121.0         150.9
                                                           -----------------------------------------------
NET OPERATING INCOME                                           106.1      118.6       336.1         336.3

Net realized gains (losses) on investments, hedging
Instruments, and hedged items, net of taxes                     26.5       (1.9)       25.2         (10.6)
Cumulative effect of adoption of accounting principle,
net of tax                                                        --         --        (7.1)           --
                                                           -----------------------------------------------
NET INCOME                                                 $   132.6   $  116.7   $   354.2      $  325.7
                                                           -----------------------------------------------

DILUTED EARNINGS PER SHARE
NET OPERATING INCOME                                       $    0.82   $   0.92   $    2.60      $   2.61
Net realized gains (losses) on investments, hedging
instruments, and hedged items, net of taxes                     0.21      (0.01)       0.20         (0.08)
Cumulative effect of adoption of accounting principle,
net of tax                                                        --         --       (0.06)           --
                                                           -----------------------------------------------
NET INCOME                                                 $    1.03   $   0.91   $    2.74      $   2.53
                                                           -----------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                        128.9      128.7       128.8         128.7
                                                           -----------------------------------------------
  Diluted                                                      129.3      129.0       129.2         128.8
                                                           -----------------------------------------------
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
                                          EXHIBIT 2 TO THIRD QUARTER EARNINGS ANNOUNCEMENT
                                          ------------------------------------------------

NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

                                                     SEPTEMBER 30, DECEMBER 31,
($ in millions, except for per share data)               2001         2000
                                                     --------------------------
ASSETS
Investments:
  Fixed maturity securities, at fair value           $ 17,694.7      $ 15,497.2
  Equity securities, at fair value                        149.9           150.2
  Mortgage loans on real estate, net                    6,809.7         6,168.3
  Real estate, net                                        191.3           310.7
  Policy loans                                            588.1           562.6
  Other long-term investments                             117.9           111.8
  Short-term investments                                  901.1           558.4
                                                     --------------------------
    TOTAL INVESTMENTS                                  26,452.7        23,359.2
Cash and cash equivalents                                  77.3            62.7
Accrued investment income                                 310.2           252.5
Deferred policy acquisition costs                       3,052.9         2,872.7
Other assets                                            1,006.0           662.7
Assets held in separate accounts                       54,628.7        65,968.8
                                                     --------------------------
               TOTAL ASSETS                          $ 85,527.8      $ 93,178.6
                                                     --------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Future policy benefits and claims                  $ 24,977.9      $ 22,243.3
  Short-term borrowings                                    25.0           118.7
  Other liabilities                                     1,810.0         1,251.9
  Senior debt                                             298.4           298.4
  Liabilities related to separate accounts             54,628.7        65,968.8
                                                     --------------------------
    TOTAL LIABILITIES                                  81,740.0        89,881.1
                                                     ----------      ----------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts          300.0           300.0
                                                     --------------------------

SHAREHOLDERS' EQUITY:
  Class A common shares                                     0.2             0.2
  Class B common shares                                     1.0             1.0
  Additional paid-in capital                              646.4           640.8
  Retained earnings                                     2,554.5         2,245.5
  Accumulated other comprehensive income                  292.2           114.5
  Other                                                    (6.5)           (4.5)
                                                     --------------------------
    TOTAL SHAREHOLDERS' EQUITY                          3,487.8         2,997.5
                                                     --------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 85,527.8      $ 93,178.6
                                                     --------------------------

BOOK VALUE PER SHARE
Including other comprehensive income                 $    27.06      $    23.29
                                                     --------------------------
Excluding other comprehensive income                 $    24.79      $    22.40
                                                     --------------------------
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